Exhibit 99.1

Equity Media Holdings Announces Changes to Its Board of Directors

Thursday May 15, 5:54 pm ET

LITTLE ROCK, Ark., May 15, 2008 (PRIME NEWSWIRE) -- Equity Media Holdings Corp. (EMHC) today announced that Henry Luken has resigned from the Company's Board of Directors and as Chief Executive Officer and President. Mr. Luken joined Equity Broadcasting Corporation's, the predecessor to Equity Media Holding Corporation, Board of Directors in 1999 and is the Company's largest shareholder.

The Board of Directors has elected Richard C. Rochon as a member of the Board of Directors to fill an existing vacancy. Mr. Rochon previously served as Chairman of the board and Chief Executive Officer of Coconut Palm Acquisition Corp., EMHC's predecessor company. Mr. Rochon co-founded Royal Palm Capital Partners, LLP (``RPCP''), a private equity investment and management firm in February 2002 and has been its Chairman and Chief Executive Officer since that time. Mr. Rochon previously served as President of Huizenga Holdings from 1987-2002.

RPCP Investments, LLLP, an affiliate of RPCP, is a shareholder of EMHC and Royal Palm Capital Management, LLLP, an affiliate of RPCP, has a management services agreement with EMHC.

John Oxendine, an existing member of the company's board, was named to serve as Vice Chairman of the board on an interim basis. The company's Board of Directors has commenced a search for a new Chief Executive Officer and President.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (NasdaqCM:EMDA - News) is a broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division. It is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. For more information, please visit http://www.EMDAholdings.com.

Contact:
        Equity Media Holdings Corporation
        Lindsey McGough
        501-219-2400